Exhibit 10.8

CONSENT TO SUBLEASE

This Consent to Sublease (this “Sublease Consent”) is made and entered into as of October 25, 2004, by and among Moffett Park Drive LLC, a California limited liability company (“Moffett”), Ariba, Inc., a Delaware corporation (“Ariba”), and Motorola, Inc., a Delaware corporation (“Motorola”).

RECITALS

A. Moffett and Ariba entered into the Technology Corners Triple Net Multiple Building Lease Between Moffett Park Drive LLC, a California limited liability company as Lessor and Ariba, Inc., a Delaware corporation as Lessee for Premises at 1111 Lockheed Martin Way, Sunnyvale, California 94089, pursuant to which Moffett leased to Ariba certain premises consisting of the buildings commonly known as Buildings 1, 2, 3 and 4 at 1111 Lockheed Martin Way, Sunnyvale, California with individual addresses for those buildings on Eleventh Avenue in Sunnyvale, California (the “Premises”). The initial lease has been amended by a letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, a Second Amendment to Lease dated October 31, 2002 and a Third Amendment to Lease dated October 25, 2004 which, together with the initial lease, are collectively referred to herein as the “Master Lease.” All capitalized terms used in this Sublease Consent and not defined herein have the same meaning as in the Master Lease.

B. Ariba desires to sublease to Motorola a portion of the Premises (such portion herein called the “Sublease Premises”) pursuant to an Amended and Restated Sublease Agreement dated September 25, 2004, as amended by a First Amendment to Sublease dated as of October 7, 2004 and a Second Amendment to and Restatement of Sublease dated as of October 21, 2004 (collectively, as amended, the “Sublease”). The Sublease Premises consist of approximately 91,306 rentable square feet of space consisting of a portion of the first floor and all of the third floor and fourth floor in Building Four located at 809 Eleventh Avenue in Sunnyvale, California. Moffett is willing to consent to the Sublease, subject to the terms and conditions of this Sublease Consent.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Moffett, Ariba and Motorola agree as follows:

1. Consent to Sublease.

(a) Subject to the terms and conditions of this Sublease Consent, Moffett hereby consents to the execution and delivery of the Sublease by Ariba and Motorola for the Sublease Premises. Nothing in this Sublease Consent or in the Sublease shall be deemed a waiver by Moffett or Ariba of any right that it may have to terminate or amend the Master Lease pursuant to the terms thereof or as otherwise may be agreed upon by Moffett and Ariba. As between Ariba and Motorola, the preceding sentence shall not be deemed to amend or modify the restrictions on Ariba’s right to terminate or amend the Master Lease as specified in the Sublease.

(b) The foregoing consent shall not operate as approval or ratification by Moffett of any provisions of the Sublease and Moffett shall not be bound by or estopped in any way by the provisions of the Sublease.

2. Sublease Subordinate. The Sublease is and shall be at all times subject and subordinate to the Master Lease. Except as expressly provided in Paragraphs 6, 7, 8, 9, 10, 11 and 12 below, nothing in this Sublease Consent shall be construed to modify, waive or affect any of the provisions, covenants or conditions in the Master Lease, Ariba’s obligations under the Master Lease, or any rights or remedies of Moffett under the Master Lease, or to enlarge or increase Moffett’s obligations or Ariba’s obligations under the Master Lease. Motorola shall have no right, and there shall not be vested in Motorola any right, to exercise rights of first refusal, options, or other similar preferential rights, if any, given to Ariba as the Lessee under the Master Lease.

3. No Release of Ariba. Except as expressly provided in Paragraph 9 of this Sublease Consent, Moffett’s consents hereunder shall not release Ariba as the Lessee under the Master Lease of any of its obligations under the Master Lease, or release or alter the liability of Ariba to pay rent and all other sums due under the Master Lease and to perform, oversee and comply with all other obligations of Lessee under the Master Lease, and Ariba’s agreements hereunder shall not release Moffett as the Lessor under the Master Lease of any of its obligations under the Master Lease.

4. Sublease Consent to Govern. In the case of any conflict between the express terms of this Sublease Consent and the provisions of the Sublease or the Master Lease, the provisions of this Sublease Consent shall prevail. Notwithstanding anything to the contrary contained in the Sublease, Moffett shall have no obligation (i) to Ariba in connection with the Premises other than those obligations expressly set forth in the Master Lease, this Sublease Consent and/or the Recognition Agreement, the existing Ariba Subordination, Non-Disturbance and Attornment Agreements from Moffett’s lenders, the Motorola Subordination, Non-Disturbance and Attornment Agreements from Moffett’s lenders and the Tri-Party Agreement between Moffett, Ariba and Moffett’s lenders, or (ii) to Motorola under the Sublease.

5. Moffett Not Party to Sublease. Moffett shall not by reason of this Sublease Consent (a) be bound by or become a party to the Sublease, (b) be deemed to have accepted the attornment of Motorola, or (c) be deemed liable to Motorola (x) for any failure of Ariba to perform and comply with Ariba’s obligations under the Sublease or (y) in connection with the Sublease Premises, for obligations other than those obligations expressly set forth in this Sublease Consent, the Recognition Agreement and/or the Motorola Subordination, Non-Disturbance and Attornment Agreements.

6. Recognition Agreement. Simultaneously with the execution hereof Moffett, Ariba and Motorola have executed a Recognition Agreement of even date herewith.

7. Indemnity.

(a) Except to the extent any Claim which results from the gross negligence or willful misconduct of Moffett or results from a breach by Ariba under the Master Lease or the

Sublease, which is not also a breach by Motorola under the Sublease, Motorola hereby indemnifies and agrees to defend, protect and hold harmless Moffett and the employees, representatives, directors, officers, agents and lenders of Moffett, against and from any and all losses, claims, liabilities, judgments, costs, demands, causes of action, and expenses (including, without limitation, reasonable attorneys’ fees and consultants’ fees) (collectively “Claims”) to the extent arising from or related to the death or injury of any person, including Motorola’s Agents (as defined below), or by damage to or destruction of any property, including any property owned by Motorola or Motorola’s Agents, caused by or allegedly caused as a result of (i) Motorola’s use of the Sublease Premises or from any activity done, permitted or suffered by Motorola in, on, or about the Sublease Premises; (ii) any breach, default, or, other act or omission by Motorola its employees, representatives, directors, officers, sublessees, assignees, agents or invitees (collectively “Motorola’s Agents”) in connection with or related to the Sublease, or the Sublease Premises, (iv) any action or proceeding brought on account of any matter referred to in items (i) or (ii) of this Paragraph 7(a). If any action or proceeding is brought against Moffett by reason of any such Claims, upon notice from Moffett, Motorola shall defend the same at Motorola’s sole expense. The obligations of Motorola under this Paragraph 7(a) shall survive any termination of the Sublease.

(b) Except to the extent any Claim results from the gross negligence or willful misconduct of Moffett, Ariba hereby indemnifies and holds harmless Moffett and the employees, representatives, directors, officers, agents and lenders of Moffett from any and all Claims to the extent arising from or related to the death or injury of any person, including Ariba’s Agents (as defined below), or by damage to or destruction of any property, including any property owned by Ariba or Ariba’s Agents, caused by or allegedly caused as a result of (i) Ariba’s or Motorola’s use of the Sublease Premises or from any activity done, permitted or suffered by Ariba or Motorola in, on, or about the Sublease Premises; (ii) any breach, default, or other act or omission by Ariba its employees, representatives, directors, officers, agents, sublessees, assignees, or invitees (collectively “Ariba’s Agents”) in connection with or related to the Sublease, or the Sublease Premises, (iii) any action or proceeding brought on account of any matter referred to in items (i) or (ii), of this Paragraph 7(b). If any action or proceeding is brought against Moffett by reason of any such Claims, upon notice from Moffett, Ariba shall defend the same at Ariba’s sole expense. The obligations of Ariba under this Paragraph 7(b) shall survive any termination of the Sublease or the Master Lease and are in addition to, and cumulative with, Ariba’s indemnity obligations under the Master Lease

(c) Except to the extent Ariba is obligated to indemnify Motorola pursuant to Section 10.1 of the Sublease, Motorola hereby indemnifies and agrees to defend, protect and hold harmless Ariba and the employees, representatives, directors, officers, agents and lenders of Ariba, against and from any and all Claims for which Ariba is obligated to indemnify Moffett pursuant to Section 7(b) of this Sublease Consent, to the extent arising from or related to the death or injury of any person, including Motorola’s Agents, or by damage to or destruction of any property, including any property owned by Motorola or Motorola’s Agents, caused by or allegedly caused as a result of (i) Motorola’s use of the Sublease Premises or from any activity done, permitted or suffered by Motorola in, on, or about the Sublease Premises; (ii) any breach, default or other act or omission by Motorola or Motorola’s Agents in connection with or related to the Sublease, or the Sublease Premises; (iii) any action or proceeding brought on account of any matter referred to in items (i) or (ii) of this Paragraph 7(c). If any action or proceeding is brought against Ariba by reason of any such Claims, upon notice from Ariba, Motorola shall defend the same at Motorola’s sole expense. The obligations of Motorola under this Paragraph 7(c) shall survive any termination of the Sublease and are in addition to, and cumulative with, Motorola indemnity obligations under the Sublease.

(d) Nothing herein shall modify or mitigate Ariba’s obligation to indemnify Motorola pursuant to Section 10.1 of the Sublease.

8. Assignment of Rent and Default.

(a) Assignment of Rent. Ariba hereby assigns and transfers to Moffett all of Ariba’s interest in any “Base Rent” and “Master Lease Expenses,” as defined in the Sublease, subject however, to terms of Paragraph 8(b) below and subject to the rights of Moffett’s lenders pursuant to this Sublease Consent and any subordination, non-disturbance and attornment agreement to which Ariba, Motorola and Moffett are parties.

(b) License to Collect Sublease Rents. Moffett, by executing this Sublease Consent, agrees that during any period of time when there is no outstanding uncured default in the payment of any sum or in the performance of any obligations of Ariba under the Master Lease, Ariba may receive, collect and enjoy the rents accruing under the Sublease. However, if Ariba shall default in the payment of any sum or in the performance of its obligations to Moffett, then Moffett may, at its option and in addition to all other rights and remedies available under the Master Lease, at law or in equity, receive and collect, directly from Motorola, all such amounts owing and to be owed under the Sublease for the period of time that there exists an uncured default by Ariba. Moffett shall not be deemed liable to Motorola for any failure of Ariba to perform and comply with Ariba’s obligations to Motorola by reason of this assignment of such rents nor by reason of the collection of such rents or other sums from Motorola. Moffett shall notify Ariba of all amounts received under this subparagraph (b) within five (5) business days after receipt and how such amounts have been applied as a credit to amounts otherwise due from Ariba. All amounts received and collected by Moffett from Motorola or otherwise shall be applied against Ariba’s obligations under the Master Lease.

(c) Authorization to Direct Sublease Payments. Ariba hereby irrevocably authorizes and directs Motorola to pay to Moffett the rent due under the Sublease as identified in any written notice from Moffett (“Rent Notice”) identifying the amount of such rent and stating that either (i) a default exists (after notice and the expiration of the applicable cure period in the Master Lease) in the performance of Ariba’s obligations under the Master Lease, or (ii) Ariba has failed to timely perform or observe an obligation under the Master Lease and Moffett is legally prevented from issuing a notice of default. Ariba agrees that Motorola shall have the right to rely upon any such Rent Notice from Moffett, and that Motorola shall pay the specified amount of rent to Moffett without any obligation or right to inquire as to whether such default exists and notwithstanding any notice or claim from Ariba to the contrary. Ariba shall have no right or claim against Motorola for any such rent so paid by Motorola. Moffett agrees to apply any such payments to Ariba’s obligations under the Master Lease.

(d) Additional Provisions. Except as provided in subparagraphs 8(b) and (c) above with respect to the payment of rent to be paid as it falls due under the Sublease, Motorola shall not pay (before they are due under the Master Lease) any amounts owing by Ariba without the express written consent of Ariba. Motorola shall provide to Ariba concurrently with any payment to Moffett reasonable evidence of such payment. Any sums paid directly by Motorola to Moffett in accordance with this paragraph 8 shall be credited toward the amounts payable by Motorola to Ariba under the Sublease. Moffett shall not, by reason of the foregoing (i) be bound by or become a party to the Sublease, (ii) be deemed to have accepted the attornment of Motorola, or (iii) be deemed liable to Motorola for any failure of Ariba to perform and comply with Ariba’s obligations under the Sublease.

9. Insurance; Waiver of Subrogation.

(a) Motorola shall name each of Moffett and Ariba and each of their respective lenders as an “additional insured” on all liability policies carried by Motorola with respect to the Sublease Premises, so long as Moffett and Ariba notify Motorola of their respective lenders.

(b) Moffett, Ariba and Motorola (each, a “Waiving Party”) hereby release and relieve the others (each, a “Released Party”), and each Waiving Party hereby waives its entire right of recovery against each Released Party, for loss or damage to property arising out of or incident to the perils insured against which perils occur, on or about the Premises, whether due to the negligence of any of them, or their respective agents, employees contractors and/or invitees to the extent (and only to the extent) of the insurance proceeds received by the Waiving Party. To the extent required under the insurance policies carried by a Waiving Party, such Waiving Party shall, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Sublease Consent and shall obtain from their respective insurance carriers a waiver of the rights of subrogation.

10. Brokerage Commissions. Each party hereto represents and warrants to the other parties hereto, and shall indemnify and hold harmless the other parties from any claim or liability arising out of a contrary assertion by any agent or broker, that it has engaged no real estate brokers or finders in connection with the transactions contemplated by the Sublease, except that Ariba represents and warrants to Moffett and to Motorola that Ariba has agreed to pay Cornish & Carey (“Ariba’s Broker”) a commission pursuant to a separate agreement between Ariba and Ariba’s Broker, payment of which shall be Ariba’s sole responsibility, and Motorola represents and warrants to Moffett and to Ariba that Motorola has retained HSA Commercial and Wayne Mascia & Associates (“Motorola’s Broker”), and (c) both Ariba and Motorola represent and warrant that it is their understanding that Motorola’s Broker shall be compensated pursuant to a separate agreement between Ariba’s Broker and Motorola’s Broker. All parties agree that Moffett has and will have no responsibility or liability with respect to Ariba’s Broker or Motorola’s Broker as a result of executing this Sublease Consent and the Recognition Agreement or with respect to the transactions contemplated by either instrument.

11. Estoppel Certificates and SNDAs. As part of the consideration for Moffett’s consent hereunder, Motorola agrees that the provisions set forth in Sublease paragraphs 16, 29, 42 and 45 are incorporated herein by this reference as obligations owed to Moffett by Motorola with references to “Sublandlord” being deemed references to Moffett (and owed to Ariba as an obligation under the Sublease), and Motorola agrees to deliver the (i) Estoppel Certificate,

(ii) writings (including Subordination, Non-Disturbance and Attornment agreements) described in paragraph 29.1,or (iii) modifications described in paragraph 45 within fifteen (15) business days after Moffett requests same, with copies to Ariba. Each of Motorola’s obligations under this Paragraph 11 shall be considered an obligation under the Sublease and, if Motorola fails to sign and return any documents within said fifteen (15) business day period, Moffett shall give Motorola a second notice. If Motorola fails to sign and return any such documents within ten (10) business days following receipt of the second notice, Motorola shall be in Breach under Subsection 13.1 (c) of the Sublease. Ariba agrees, as an obligation and covenant under the Master Lease, to use commercially reasonable efforts to enforce Motorola’s obligations under this Paragraph 11 and the failure to perform same shall constitute a material default and breach of the Master Lease if not cured within the time allowed under Subsection 12.01(d) of the Master Lease.

12. Notice From Ariba. Ariba shall provide written notice to Moffett within five (5) business days after the occurrence of any of the following: (a) the exercise of the extension option under the Sublease; (b) the occurrence of any holding over by Motorola after the expiration or prior termination of the Sublease; (c) the termination of the Sublease. Ariba shall also provide to Moffett a copy of any default notice given to Motorola at the time it is served.

13. Notice From Motorola. Motorola shall provide to Moffett a copy of any default notice given to Ariba at the time it is served.

14. Notice From Moffett. Moffett will provide to Motorola a copy of any default notice given to Ariba at the time it is served.

15. Attorneys’ Fees. In the event that any legal action or proceeding, including, without limitation, arbitration and declaratory relief, is commenced for the purpose of enforcing or seeking a declaration of any rights or remedies pursuant to this Sublease Consent, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties reasonable attorneys’ fees, as well as costs of suit, in such action or proceeding, whether or not such action is prosecuted to final judgment. Prevailing party shall be defined as the party who obtains substantially the relief sought.

16. Miscellaneous Provisions.

(a) Ariba and Motorola agree not to amend, modify, supplement, or otherwise change in any respect the Sublease (“Amendment”) without the prior written consent of Moffett which shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to any proposed Amendment, which could not by its own terms terminate upon a Recognition Event, Moffett’s determination, in its sole discretion, that the proposed Amendment would not be in its best economic interest shall constitute reasonable grounds for withholding its consent. Any amendment, modification, supplement, or change to the Sublease not in accordance with this subparagraph shall be void. Notwithstanding the foregoing, except with respect to the “Master Landlord’s Rights” described in Section 40.2 of the Sublease, nothing herein shall be deemed to require the consent of Moffett to any exercise by Motorola of Motorola’s Renewal Option pursuant to the terms of Section 39 of the Sublease, or the exercise by Motorola of Motorola’s ROFR pursuant to the terms of Section 40 of the Sublease; provided, however, that the prior written consent of Moffett, which consent shall not be unreasonably withheld, conditioned or delayed, to any Amendment memorializing the exercise of such rights shall be required.

(b) This Sublease Consent, together with the provisions of the Sublease, the Master Lease and the Recognition Agreement, contains the entire agreement among the parties hereto regarding the matters which are the subject of this Sublease Consent. The terms, covenants and conditions of this Sublease Consent shall apply to and bind the permitted heirs, successors, assigns, executors and administrators of all the parties hereto. The parties hereto acknowledge and agree that no rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall be employed in the interpretation of this Sublease Consent. If any provision of this Sublease Consent is determined to be illegal or unenforceable, such determination shall not affect any other provisions of this Sublease Consent and all such other provisions shall remain in full force and effect.

(c) Moffett, Ariba and Motorola each for itself certifies that no voluntary or involuntary petition under the Bankruptcy Code (11 U.S.C. §§ 101 et seq.) has been filed by or against it and that it is not presently entitled to relief under the Bankruptcy Code.

(d) By signing this Sublease Consent, each of the persons signing this Sublease Consent on behalf of the parties certifies that he or she is authorized to execute this Sublease Consent and to bind his or her respective party to the terms of this Sublease Consent, and that all corporate action necessary to authorize the execution of this Sublease Consent by each respective party has been taken and is presently in force and effect.

(e) This Sublease Consent may be executed in any number of counterparts, each of which shall be deemed an original when delivered to the other parties, and when taken together they shall constitute one and the same Sublease Consent.

(f) Ariba waives any requirement under California unlawful detainer statutes or otherwise that Moffett name or serve Motorola with any default notice given under the Master Lease or to name or make Motorola a party to any eviction proceedings. Moffett may seek and recover possession of the Premises from Ariba pursuant to the terms of the Master Lease (including the Sublease Premises) without recovering possession from Motorola. Conversely, to the extent Moffett deems it necessary or appropriate to name and/or serve Motorola with notice and/or to make Motorola a party to such proceedings, the same shall not be deemed a violation of any duty owed by Moffett to Motorola and upon forfeiture of the Master Lease pursuant to such proceedings, the terms and conditions of the Recognition Agreement shall apply.

(g) Nothing in this Sublease Consent shall be deemed a consent by Moffett to any change of any nature in the size or location of the Sublease Premises (whether increase, decrease, different Building(s) or floors or otherwise) notwithstanding anything in the Sublease. Any such change shall require the prior written consent of Moffett, which will not be unreasonably withheld.

17. Notices. All notices required, authorized or permitted by this Consent to Sublease or applicable law shall be in writing and may be delivered in person (by hand or courier) or may be sent by nationally-recognized overnight courier, with postage prepaid and shall be deemed given on the date delivered or, if refused, on the first date delivery was attempted or refused. Any party hereto may by written notice to the other specify a different address for notice.

Master Landlord:

Moffett Park Drive LLC

c/o Jay Paul Company

350 California Street, Suite 1905

San Francisco, CA 94111

With copy to:

Cox, Castle & Nicholson LLP

555 Montgomery Street, Suite 1500

San Francisco, CA 94111

Attention: Doug Van Gessel

Sublandlord:

Ariba, Inc.

Attn: General Counsel

807 Eleventh Avenue

Sunnyvale, CA 94089

With copy to:

Ariba, Inc.

Attn: Real Estate Manager

807 Eleventh Avenue

Sunnyvale, CA 94089

Subtenant:

Motorola, Inc.

Real Estate & Development Department

1303 East Algonquin Road, 7th Floor

Schaumburg, Illinois 60196

Attn: Real Estate Manager

With copy to:

Motorola, Inc.

c/o Fred Pickering

Manager Lease Administration

P.O. Box 19065

Johnston, Rhode Island 02919-0065

18. Ratification of Lease. By signing this Sublease Consent, Ariba and Moffett each acknowledge that, except to the extent modified by this Sublease Consent, and any subordination non-disturbance and attornment agreements, as so modified, hereby confirm and ratify the Master Lease as being in full force and affect.

19. Acknowledgment of Motorola’s Plans. Both Ariba and Moffett acknowledge and consent to Motorola’s plans as set forth on Exhibit I to the Sublease. Furthermore, both Ariba and Moffett acknowledge and agree that Motorola does not have to remove any work to be done pursuant to Exhibit I of the Sublease, to the extent so indicated on the copy of such plans attached hereto as Schedule 1.

IN WITNESS WHEREOF, Moffett, Ariba and Motorola have executed this Sublease Consent as of the day and year first hereinabove written.

“MOFFETT”		“ARIBA”

Moffett Park Drive LLC, a California limited liability company		Ariba, Inc., a Delaware corporation

By:	Gateway Land Company, Inc., a California corporation	By:

By:
(type or print name)

Its:
(type or print name)

Its:

“MOTOROLA”

Motorola, Inc., a Delaware corporation

By:

(type or print name)

Its: